Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), which was originally made and entered into as of July 1, 2015 by and among The Habit Restaurants, LLC, a Delaware Limited Liability Company (the “Company”), The Habit Restaurants, Inc. (“Parent”), and Russ Bendel (the “Executive”), is hereby further amended and restated in its entirety as of July 1, 2018 (“Amendment Date”).

WITNESSETH:

WHEREAS, the Company desires to continue to retain the services of the Executive, and the Executive desires to continue to be employed by the Company for the term of this Agreement;

WHEREAS, the Executive as of the date hereof also serves as an officer of Parent; and

WHEREAS, as of the Amendment Date, the Company, Parent and the Executive desire to continue the terms and conditions of the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Company, Parent and the Executive, intending to be legally bound, hereby agree as follows:

1. Employment. During the term of this Agreement, the Executive shall serve as President and chief executive officer (“CEO”) of each of the Company and Parent, with such authority and duties, consistent with this Agreement, as shall from time to time be delegated to him by the board of directors of Parent (the “Board”). Parent shall propose to its shareholders at each applicable annual meeting occurring during the term of this Agreement the re-election of the Executive as a member of the Board and the Executive shall so serve if re-elected.

2. Term. The term of the Executive’s employment hereunder shall continue as of the Amendment Date and end on the date that is three (3) years following the Amendment Date. On such date, and on each subsequent anniversary of the Amendment Date, the term of this Agreement shall be automatically renewed for one additional calendar year unless, at least ninety (90) days prior to the end of the then-current term of this Agreement, either the Board or the Executive shall give notice to the other not to extend this Agreement. Notwithstanding the foregoing, the term of this Agreement may be earlier terminated in accordance with Section 8. The “Term” shall mean, for purposes of this Agreement, such initial term and subsequent extensions, if any.

3. Full-time Service.

3.1 Service with the Company. During the Term, the Executive agrees to provide his full business time and attention to the business of Parent and the Company (Parent and the Company being hereinafter jointly referred to as the “Employer”). In addition, the Executive may be asked from time to time to serve as a director or officer of one or more of Parent’s subsidiary entities, without further compensation.

3.2 No Conflicting Duties. During the Term, the services of the Executive shall be provided exclusively to the Employer (and, to the extent provided pursuant to Section 3.1, to other subsidiary entities of Parent) and the Executive shall not serve as an officer, director, employee, consultant or advisor to any other business without the prior written consent of the Board. The Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and that during the Term, he will not render or perform services, or enter into any contract to do so, for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement. Notwithstanding the foregoing, nothing in this Agreement will prevent the Executive from accepting speaking engagements, from serving on boards of charitable or professional organizations or trade associations, from serving on all boards on which the Executive serves as of immediately prior to the Amendment Date and any other boards consented to in writing by the Board (which consent shall not be unreasonably withheld or delayed), or from investing in other businesses during the Term, provided, however, that such speaking engagements, or any service to such charitable, professional or trade organizations, or any service to any such board, will not, individually or in the aggregate, interfere with Executive’s duties hereunder, conflict with the business interests of the Company or any of its Affiliates or the Employer’s conflicts of interest policy as set forth in its Corporate Code of Business Conduct and Ethics, or violate Section 6 or 7 of this Agreement.

4. Compensation. As compensation for all services to be rendered by the Executive under this Agreement during the Term, the Employer shall provide the Executive the following:

4.1 Base Salary. The Employer shall provide the Executive a base annual salary (the “Base Salary”), which shall be paid on a regular basis in accordance with the Employer’s normal payroll procedures and policies. The Base Salary shall be paid at an initial rate of $760,000 per year. Thereafter, the Executive’s salary shall be reviewed annually by the Board or the compensation committee thereof (the “Committee”) and may be increased from time to time above the Base Salary required by this Section 4.1 but may not be reduced below the then-current Base Salary paid to the Executive without the Executive’s consent.

4.2 Bonus Compensation. Beginning with the Employer’s 2018 fiscal year, for each fiscal year completed during the Term, the Executive will be eligible to earn an annual bonus. The Executive’s target bonus will be thirty-five percent (35%) of the Base Salary (the “Target Bonus”), with the actual amount of any such bonus being determined by the Board or the Committee in its discretion, based on the Executive’s performance and that of the Employer against goals established by the Board; provided, that the Employer may limit any discretionary determinations or adjustments to such extent as it deems necessary to provide for the deductibility of any such bonus on an accrual basis for the performance year. Annual bonuses will be payable within two and one-half months following the close of the year for which the bonus is earned. The Executive must be employed through the end of the performance year to be eligible to receive a bonus pursuant to this Section 4.2.

4.3 Participation in Benefit Plans. The Executive shall be included, to the extent eligible thereunder, in any and all employee benefits plans of the Employer providing general benefits for similarly-situated service providers of the Employer who hold equity, as adopted from time to time, except to the extent such plans are duplicative of benefits otherwise provided to the Executive under this Agreement (e.g., a severance pay plan). The Employer shall be entitled to adopt, terminate or modify any employee benefit plan without any obligation to the Executive other than the obligation to treat Executive consistently with the treatment of senior management who hold equity generally. The Executive’s participation in any such plan or program shall be subject to the plan terms, provisions, rules and regulations applicable thereto and any other restrictions or limitations imposed by law, including without limitation applicable tax rules.

4.4 Vacation. The Executive shall be entitled to earn paid vacation at the rate of four (4) weeks per year, provided that accrual shall be capped at six (6) weeks and once such cap has been reached, no more paid vacation shall accrue until the accrual is brought below the cap. Vacation shall otherwise be subject to the policies of the Employer as in effect from time to time.

4.5 Expenses and Perquisites. In accordance with such policies as may be established and in effect from time to time, the Employer will pay or reimburse the Executive for all reasonable and necessary out-of-pocket expenses, including without limitation travel, entertainment, professional dues, and provide allowances on a basis consistent with the reimbursement allowance that the Employer provides to individuals serving in similar executive positions, subject to the presentment of appropriate documentary proof and to any applicable withholding requirements. In addition, Executive shall be provided with a monthly car expense allowance of $2,000, subject to any applicable withholding requirements. The Executive’s monthly car expense allowance shall be reviewed periodically by the Board and may be increased from time to time above the amount required by this Section 4.5 but may not be reduced below the then-current monthly car expense allowance paid to the Executive without the Executive’s consent.

5. Compensation upon the Termination of the Executive’s Employment with the Company.

5.1 Termination Due to Death or Disability of Executive. In the event the Executive’s employment is terminated by reason of Death or Disability pursuant to Section 8.1, the Executive’s beneficiary or a beneficiary designated by the Executive in writing to the Employer (in such form as may be prescribed or acceptable to the Employer), or in the absence of such beneficiary, the Executive’s estate, shall be entitled to receive the following:

(a) The Executive’s then current Base Salary through the date of termination, to the extent not yet paid, compensation at the rate of the Base Salary for any vacation time accrued but not used as of the date of termination, and reimbursement for business expenses incurred by the Executive but not yet paid to the Executive as of the date of termination; provided all expenses and supporting documentation required are submitted to the Employer within sixty (60) days of the date of termination, and provided further that such expenses are reimbursable under the Employer’s policies as then in effect (all of the foregoing, “Final Compensation”).

(b) In addition, the Executive shall be entitled to receive his Target Bonus, if any, in effect for the year of termination, with such Target Bonus prorated by the number of full months that the Executive worked during the applicable year and payable at the same time as other executive officer bonuses are paid for the fiscal year of termination (but not later than two and one-half (2 1⁄2) months after the end of such year) (the “Pro Rata Bonus”).

(c) If as of the date of termination, the Executive holds any unvested options, restricted stock, or other equity in Parent or any unvested common units or other equity in the Company (collectively, “Unvested Employer Equity”), then subject to the last sentence of this Section 5.1(c) any Unvested Employer Equity that is scheduled to vest based solely on continued employment and the passage of time in the twelve (12)-month period immediately following the date of termination shall accelerate and be deemed vested as of the date of termination (“Partial Equity Acceleration”). For the avoidance of doubt, any Parent stock options held by the Executive that are vested and exercisable as of the date of termination, including by reason of this Section 5.1(c), will remain exercisable for one year from the date of termination (but not beyond their maximum term) and, subject to Section 12.4 below, shall expire at the end of such period to the extent not earlier exercised; for the further avoidance of doubt, any common units of the Company held by the Executive that are vested as of the date of termination, including by reason of this Section 5.1(c), shall be treated in accordance with the terms of the Company’s LLC Agreement and the certificate under which such units were issued. If any Unvested Employer Equity constitutes nonqualified deferred compensation subject to Section 409A (as defined in Section 9), any Partial Equity Acceleration (whether under this Section 5.1(c) or otherwise) of vesting with respect thereto shall accelerate payment only to the extent consistent with Section 409A.

Apart from the Final Compensation, Pro Rata Bonus and Partial Equity Acceleration, the Executive shall not otherwise be entitled to any additional compensation.

5.2 Termination Pursuant to Sections 8.2 and 8.3. In the event that the Executive’s employment is terminated pursuant to Section 8.2 or Section 8.3, he shall not be entitled to any compensation other than Final Compensation.

5.3 Termination Pursuant to Sections 8.4 and 8.5.

(a) In the event of termination of the Executive’s employment by the Employer without Cause pursuant to Section 8.4 or the Executive’s termination of employment for Good Reason pursuant to Section 8.5, in addition to providing Final Compensation, the Employer shall pay to the Executive the following:

(i) an amount equal to one times (1x) his then-current Base Salary payable in installments during the twelve (12) month period following the date of termination, plus, subject to the Executive’s timely election to continue his participation and that of his eligible dependents in the Employer’s group medical and dental plans under the federal law known as “COBRA”, an amount, after all applicable taxes are paid, that equals the portion of the monthly health premiums paid by the Employer on behalf of the Executive and his eligible dependents immediately prior to the date that his employment terminates (the “Health Continuation Benefits”) until the earlier of the date that is twelve (12) months following the date of termination and the date that the Executive ceases to be eligible for such coverage (all of the foregoing, the “Severance Benefits”). After the Health Continuation Benefits end, the Executive

may continue coverage for the balance of the continuation period provided under COBRA, by paying the full premium cost plus a small administrative fee. Notwithstanding the foregoing, in the event that the Employer’s payment of the Health Continuation Benefits would, in the determination of the Board or its delegate, subject the Executive, the Company or Parent to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (“Section 105(h)”), or applicable regulations or guidance issued under the ACA or Section 105(h), the Executive and the Employer agree to work together in good faith, consistent with the requirements for compliance with or exemption from Section 409A (as defined in Section 9), to restructure such benefit; plus

(ii) the portion (if any) of any bonus earned under Section 4.2 for the performance year preceding the year of termination that remains unpaid at the time of termination, such earned but unpaid amount to be paid within thirty (30) days of termination; plus

(iii) a bonus amount equal to the product of (A) a fraction (determined as hereinafter provided), times (B) the Termination Bonus (as hereinafter defined), such bonus amount, if any, to be paid at the same time as annual bonuses for the year of termination are paid but not later than by March 15 of the following calendar year. For purposes of this paragraph (iii), the fraction described in clause (A) shall equal the number of full months worked by the Executive during the calendar year of termination and prior to termination, divided by twelve (12); and the Termination Bonus described in clause (B) shall mean the lesser of the Target Bonus for the year of termination or the annual bonus that the Executive would have earned under Section 4.2 for the year of termination had he remained employed.

(b) In addition, if the Executive holds Unvested Employer Equity, then the Executive shall be entitled to Partial Equity Acceleration as described in Section 5.1(c), subject to the conditions described therein; provided, that for purposes of any termination to which this Section 5.3(b) applies, any stock options held by the Executive that are vested and exercisable as of the date of termination, including by reason of this Section 5.3(b), will remain exercisable for ninety (90) days (but not beyond their maximum term) and, subject to Section 12.4 below, shall expire at the end of such ninety (90) day or shorter period to the extent not earlier exercised; and further provided, that for purposes of any termination to which this Section 5.3(b) applies, any common units held by the Executive that are vested as of the date of termination, including by reason of this Section 5.3(b), shall be treated in accordance with the terms of the Company’s LLC Agreement and the certificate under which such units were issued.

(c) Notwithstanding the foregoing, in the event of termination of the Executive’s employment by the Employer without Cause pursuant to Section 8.4 or the Executive’s termination of employment for Good Reason pursuant to Section 8.5, in either case within twenty-four (24) months following a Change-in-Control, in addition to providing Final Compensation and in lieu of the benefits described in Section 5.3(a) above, the Employer (including, for purposes of this Section 5.3(c), any successor) shall be obligated to and shall pay to the Executive (i) an amount equal to the sum of (A) one and one-half times (1.5x) his then-current Base Salary (or, if greater, one and one-half times (1.5x) his Base Salary as in effect at the time of the Change-in-Control), plus (B) the Pro Rata Bonus, plus (C) the amount, if any, determined under Section 5.3(a)(ii), plus (D) the Executive’s Target Bonus for the year of termination (determined by reference to the Executive’s Base Salary taken into account under clause (A)), plus (ii) the Health Continuation Benefits, as described in Section 5.3(a) above, for the period commencing on the date of termination and continuing until the earlier of the date that is eighteen (18) months following the date of termination and the date that the Executive ceases to be eligible for such coverage. The amount payable under clause (C) above shall be payable within thirty (30) days of termination, and the amounts payable under clauses (A), (B) and (D) above shall be paid as follows: (X) to the extent not constituting nonqualified deferred compensation subject to Section 409A (as defined in Section 9), or if the Change-in-Control is a “change in control event” as that term is defined in Section 409A, in a lump sum; and (Y) in every other case, in the same manner as payment would have been made under Section 5.3(a). In addition, if the Executive holds Unvested Employer Equity, then subject to the last sentence of this Section 5.3(c), all such Unvested Employer Equity shall accelerate and be deemed vested as of the date of termination. For the avoidance of doubt, any Parent stock options held by the Executive that are vested and exercisable as of such date of termination, including by reason of this Section 5.3(c), will remain exercisable for ninety (90) days from the date of termination (but not beyond their maximum term) and, subject to Section 12.4 below, shall expire at the end of such period to the extent not earlier exercised; for the further avoidance of doubt, any common units of the Company held by the Executive that are vested as of such date of termination, including by reason of this Section 5.3(c), shall be treated in accordance with the terms of the Company’s LLC Agreement and the certificate under which such units were issued. If any Unvested Employer Equity constitutes nonqualified deferred compensation subject to Section 409A (as defined in Section 9), any acceleration of vesting with respect thereto shall accelerate payment only to the extent consistent with Section 409A.

(d) Any obligation of the Employer or a successor to make any payments under this Section 5.3 (other than Final Compensation) or to provide the Executive with vesting of Unvested Employer Equity under this Section 5.3 is expressly conditioned upon the Executive’s execution and return of an effective release of claims in the form attached hereto as Exhibit A (the “Release”) not later than such number of days following the termination of his employment as the Employer determines that it must provide him by law to consider the Release in order to render it fully effective. The Release creates legally binding obligations, and the Executive is hereby advised to consult an attorney before signing it.

(e) Any payments to which the Executive is entitled under this Section 5.3 shall be payable in accordance with the normal payroll practices of the Employer and, subject to Sections 9.2 and 9.4, if they would otherwise have been payable earlier, will begin at the Employer’s next regular payroll period which is at least five (5) business days following the later of the effective date of the Release or the date the Release signed by the Executive is received by the Employer, but the first payment shall include (without interest) all amounts that would have been payable earlier but for the provisions of this Section 5.3(e).

(f) The right of the Executive to receive and retain any payments to which he is entitled under this Section 5.3 is expressly conditioned on his continuing compliance with his obligations under this Agreement, including without limitation his obligations under Sections 6 and 7 hereof, and with his obligations under any other written agreement with the Company, Parent or any of Parent’s other subsidiary entities.

6. Confidential Information, Employer Property and Assignment of Rights to Intellectual Property.

6.1 Without the prior written consent of the Board, the Executive shall not during the Term or at any time thereafter divulge, furnish, disclose or make accessible (other than in the ordinary course of the business of the Employer during the Term) to anyone for use in any way any Confidential Information. For the purposes of this Agreement, “Confidential Information” means any and all information of the Employer and/or any Affiliates that is not generally known by those with whom those entities compete or do business, or with whom they plan to compete or do business, and any and all information, publicly known in whole or in part or not, which, if disclosed would assist in competition against them. Without limiting the generality of the foregoing, Confidential Information includes all information, whether developed by the Executive or by others, concerning any trade secrets, confidential or secret designs, information related to the siting of new or existing restaurants, processes, formulae, software or computer programs, plans, devices or material (whether or not patented or patentable, copyrighted or copyrightable) directly or indirectly useful in any aspect of the business of the Employer or any Affiliates, any confidential customer or supplier lists of the Employer or any Affiliates, any terms of any relationship with any current or future supplier of the Employer or any Affiliates, any confidential or secret development or research work of the Employer or any Affiliates, or any other confidential, secret or nonpublic aspects of the current and prospective business of the Employer or any Affiliates. The Executive acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Employer and Affiliates acquired at great time and expense by the Employer and Affiliates, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the applicable Employer or Affiliate entity would be wrongful and would cause irreparable harm to the Employer and Affiliates. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which becomes publicly available, other than as a direct or indirect result of the breach of this Agreement by the Executive. For the avoidance of doubt, nothing in this Agreement limits, restricts or in any other way affects the Executive communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity. The Executive understands that, notwithstanding anything contained in this Agreement, the Executive will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law, or for disclosing a trade secret in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Executive further understands that, notwithstanding anything contained in this Agreement, the Executive may disclose a trade secret to his attorney in connection with filing a lawsuit for retaliation for reporting a suspected violation of law, and the Executive may use such trade secret in that court proceeding, so long as any document containing such trade secret is filed under seal and the Executive does not otherwise disclose such trade secret, except pursuant to court order. Notwithstanding this immunity from liability, the Executive understands that he may be held liable if he unlawfully access trade secrets by unauthorized means.

6.2 Surrender of Records and Property. Upon termination of his employment hereunder, the Executive shall deliver promptly to the Employer all records,

manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Employer and which relate in any way to the business, products, practices or techniques of the Employer, and all other property, trade secrets and confidential information of the Employer, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Employer, which in any of these cases are in his possession or under his control.

6.3 Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Employer. The Executive hereby assigns and agrees to assign to the Employer (or as otherwise directed by the Employer) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Employer to assign the Intellectual Property to the Employer (or as otherwise directed by the Employer) and to permit the Employer to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Employer for time spent in complying with these obligations. All copyrightable works that the Executive creates during his employment shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Employer. The Executive acknowledges that this Section 6.3 shall not apply to any invention that qualifies fully under the provisions of California Labor Code Section 2870, the terms of which are set forth in Exhibit B to this Agreement.

7. Restricted Activities.

7.1 Non-Competition. During the Term, during any period in which the Executive is a member of the Company under the Company’s Limited Liability Company Agreement (the “Membership Term”), and for the two (2) year period following the conclusion of the Membership Term (in the aggregate, the “Restricted Period”), the Executive shall not engage in any Competing Business, either directly or indirectly, as a principal or for his own account or solely or jointly with others, or as a stockholder or equity owner in or officer, director, employee or consultant of, any corporation or other entity, in any geographic area in which the Company or any of its Affiliates operates restaurants or is actively considering new restaurant locations at any time during the Term or the Membership Term, or with respect to the portion of the Restricted Period that follows conclusion of the Membership Term, at the time the Membership Term concludes. For the purposes of this Agreement, a “Competing Business” is any business engaged in the operation of one or more restaurants that primarily sell hamburgers at an average price of less than $9.00 each in a facility of less than 5,000 square feet. For the avoidance of doubt, nothing herein shall prohibit the acquisition by Executive of an interest representing 5% or less of the outstanding shares of a publicly-traded Competing Business. Notwithstanding the foregoing, the Restricted Period for purposes of this Section 7 shall expire no later than twenty-four (24) months following the date the Executive’s employment with the Employer terminates.

7.2 Agreement Not to Hire or Solicit Employees. The Executive agrees that during the Restricted Period, the Executive will not, and will not assist any other Person to, (a) hire or solicit for hiring any employee of the Employer or any Affiliate or seek to persuade any employee of the Employer or any Affiliate to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Employer or any Affiliate to terminate or diminish its relationship with them. For the purposes of this Agreement, an “employee” of the Employer or any Affiliate is any person who was such at any time within the preceding eighteen (18) months.

7.3 Agreement Not to Solicit Business Partners. The Executive agrees that, during the Restricted Period, the Executive will not directly or indirectly (a) solicit or encourage any supplier, contractor or other business partner of the Employer or any Affiliate to terminate or diminish its relationship with them; or (b) seek to persuade any such business partner or prospective business partner of the Employer or any Affiliate to conduct with anyone else any business or activity which such business partner or prospective business partner conducts or could conduct with the Employer or any Affiliate; provided that these restrictions shall apply (i) only with respect to those Persons who are or have been a business partner of the Employer at any time within the immediately preceding two (2)-year period or whose business has been solicited on behalf of the Employer by any of their officers, employees or agents within said two (2)-year period, other than by form letter, blanket mailing or published advertisement, and (ii) only if the Executive has had business contact with such Person during his employment or other association with the Employer or any Affiliate or has had access to Confidential Information which would assist in the Executive’s solicitation of such Person.

7.4 Injunctive Relief. In signing this Agreement, the Executive gives the Employer assurance that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on him under this Section 7. The Executive agrees without reservation that these restraints are necessary for the reasonable and proper protection of the Employer and Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further agrees that, were he to breach any of the covenants contained in this Section 7, however caused, the damage to the Employer would be irreparable. The Executive therefore agrees that the Company or Parent, in addition to any other remedies available to it, shall be entitled to obtain preliminary and permanent injunctive relief as authorized by applicable law against any such breach or threatened breach in any court of competent jurisdiction, without posting bond. The Executive and the Employer further agree that, in the event that any provision of this Section 7 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. The Executive and the Employer also agree that the period of any restriction under this Section 7 shall be tolled, and shall not run, during any period of breach thereof. It is also agreed that each Affiliate shall have the right to enforce all of the Executive’s obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 7. No claimed breach of this Agreement or other violation of law attributed to the Employer or any Affiliate, or change in the nature of the Executive’s employment or other relationship with the Employer or any Affiliate, shall operate to excuse the Executive from the performance of his obligations under this Section 7.4.

8. Termination.

8.1 Death or Disability of Executive. The Executive’s employment hereunder shall terminate immediately upon the death of Executive or at the option of the Board upon the Disability of the Executive. For purposes of this Agreement, “Disability” shall exist when any illness, injury, accident or condition of either a physical or psychological nature which, despite reasonable accommodations, results in the Executive being unable to perform substantially all of the duties of his employment with the Employer for a period of ninety (90) consecutive days or for one hundred eighty (180) days in any three hundred sixty-five (365) day period. If any question shall arise as to whether during any period the Executive is disabled, the Executive may, and at the request of the Employer shall, submit to a medical examination by a physician selected by the Employer to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Employer’s determination of the issue shall be binding on the Executive. In the event the Executive objects to the physician selected by the Employer, within thirty (30) days thereof, the Executive and the Employer shall each submit the names of three (3) qualified physicians and alternatively strike the names until one name remains. A coin flip shall decide which party has the first strike.

8.2 Resignation other than for Good Reason. Other than in connection with a termination pursuant to Section 8.5, the Executive may resign from the Company at any time following thirty (30) days’ prior written notice to the Employer and provided the Executive agrees to cooperate with the Employer and provide reasonable assistance in the appointment and training of a successor for a period of one month following the date of resignation. The Board may elect to waive such notice period or any portion thereof. In connection therewith, if applicable, the Executive shall also resign all officer and director positions with the Employer and Affiliates, including as a member of the Board.

8.3 Termination for Cause. The Board may terminate the Executive’s employment hereunder at any time for “Cause” (as hereinafter defined) immediately upon written notice to the Executive. Such written notice shall set forth with reasonable specificity the Board’s basis for such termination. For purposes of this Agreement, “Cause” for the Executive’s termination will exist at any time after the happening of one or more of the following events, in each case as determined in good faith by the Board:

(a) The Executive’s —

(i) willful misconduct or gross negligence in the performance of his duties hereunder which is not remedied (if remediable) within thirty (30) business days after written notice from the Board, which written notice shall state that failure to remedy such conduct may result in termination for Cause;

(ii) willful refusal to comply in any material respect with the legal directives of the Board so long as such directives are not inconsistent with the Executive’s position and duties, or a material breach of this Agreement or any written Employer policy which if not remedied (if remediable) within thirty (30) business days after written notice from the Board, which written notice shall state that failure to remedy such conduct may result in termination for Cause;

(b) the Executive’s deliberate attempt to do injury to the Employer or any Affiliate;

(c) the Executive’s commission of any act of fraud, willful misrepresentation, misappropriation, embezzlement or any act of similar gravity involving moral turpitude;

(d) the Executive’s abuse of controlled substances or alcohol which materially impairs the goodwill or business of the Employer or any Affiliate or causes material damage to its property, goodwill or business or impairs Executive’s fulfillment of his responsibilities to the Employer or any Affiliate; or

(e) the Executive’s commission of a felony that is reasonably likely to cause material harm to the standing and reputation of the Employer or any Affiliate.

8.4 Termination Without Cause. The Board shall have the absolute right to terminate the Executive’s employment without Cause at any time upon thirty (30) days’ written notice to the Executive. Termination “without Cause” shall mean termination of employment on any basis other than the termination of Executive’s employment hereunder pursuant to Sections 8.1, 8.2, 8.3 or 8.5.

8.5 Resignation for Good Reason. The Executive may resign from the Employer at any time for “Good Reason” (as hereinafter defined) if: (A) the Executive provides the Employer written notice setting forth in reasonable detail the condition giving rise to Good Reason not later than ninety (90) days following the initial existence of such condition; (B) the Employer fails to remedy such condition within thirty (30) days following the receipt of such notice; and (C) the Executive resigns his employment by written notice to the Employer within thirty (30) days of the expiration of such thirty day cure period. For purposes of this Agreement, “Good Reason” means that any of the following has occurred without the Executive’s consent: (i) there is any material adverse change in the nature or scope of the Executive’s responsibilities, or the Executive is assigned duties that are materially inconsistent with his duties as set forth in this Agreement, (ii) there is any material reduction in said duties, (iii) there is any reduction in the Executive’s compensation or benefits (other than as a result of a change in benefits consistently applied to similarly-situated service providers who hold equity; in no event however shall the Employer be authorized to reduce the Executive’s Base Salary then in effect without the Executive’s consent), (iv) the Executive is not permitted by the Employer to take an unpaid leave of absence related to the serious illness of a member of his immediate family, or other personal emergency, (v) there is a material failure, after ten (10) days notice and opportunity to cure, by the Employer to perform any of its obligations to the Executive under this Agreement, (vi) the Employer relocates its executive offices to a location more than twenty-five (25) miles from Irvine, California, or (vii) the failure of any successor to honor any term of this Agreement. In connection with any such resignation, if applicable, the Executive shall also resign all officer and director positions with the Employer and Affiliates, including as a member of the Board.

8.6 Effect of Termination. Provisions of this Agreement shall survive any termination if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the Executive’s obligations under Sections 6 and 7 of this Agreement. Upon termination by either the Executive or the Employer, all rights, duties and obligations of the Executive and the Employer to each other shall cease, except as otherwise expressly provided in this Agreement. The Executive recognizes that, except as expressly provided in Section 5.3 hereof, no compensation is earned or will be paid after termination of employment. Nothing in this Agreement is intended or shall be construed to affect any insurance proceeds to which the Executive or the Executive’s beneficiary may be entitled or the Executive’s right in any vested equity awards.

9. Section 409A. Notwithstanding any other provision of this Agreement to the contrary:

9.1 It is the intent of the parties that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”); provided, that nothing herein shall be construed as a representation, promise or guarantee by the Employer as to the tax treatment of any payment or benefit that may be paid or provided pursuant to this Agreement.

9.2 If at the time of the Executive’s separation from service, the Executive is a “specified employee,” as hereinafter defined, any and all amounts payable under Section 5 in connection with such separation from service that constitute deferred compensation subject to Section 409A, as determined by the Employer in its sole discretion, and that would (but for this sentence) be payable within six (6) months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months (or upon death if earlier). For purposes of the preceding sentence, “separation from service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term “specified employee” shall mean an individual determined by the Employer to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.

9.3 Each payment made under this Agreement shall be treated as a separate payment and any right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

9.4 If the Executive is required to execute (and to not revoke) a timely and effective Release as provided for in Exhibit A in exchange for any payments or benefits hereunder, and the period available to execute (and to not revoke) the Release spans the end of a calendar year, any payment contingent on the execution of the Release shall not be made until the second calendar year, as required by the applicable terms of this Agreement and Section 409A.

9.5 Any reimbursement provided for under this Agreement that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the Executive’s right to reimbursement of any such expense in any other calendar year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

10. Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that Parent may, without the consent of the Executive, assign its rights and obligations under this Agreement, and/or cause the Company to assign its rights and obligations under this Agreement, to any corporation, firm or other business entity (i) with or into which the Company or Parent may merge or consolidate, or (ii) to which the Company or Parent may sell or transfer all or substantially all of its assets or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, Parent. Upon such assignment, Parent or the Company, as the case may be, shall obtain the assignee’s written agreement enforceable by the Executive to assume and perform, from and after the date of such assignment, the terms, conditions, and provisions imposed by this Agreement upon the Employer and assigned to the assignee. After any such assignment and such written agreement by the assignee, the Employer shall be discharged from all further liability hereunder with respect to the matters so assigned and such assignee shall thereafter be deemed to be the Employer to the extent of such assignment for the purposes of all provisions of this Agreement including this Section 10.

11. Definitions. For purposes of this Agreement, the following definitions apply:

11.1 “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with Parent, where control may be by management authority, equity interest or otherwise.

11.2 “Change-in-Control” means the occurrence, following the date of this Agreement, of (i) a sale or transfer (other than by way of merger or consolidation), of all or substantially all of Parent’s assets to any Person, (ii) any merger, consolidation or other business combination transaction of Parent with or into another corporation, entity or Person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of Parent outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of Parent (or the surviving entity) outstanding immediately after such transaction, or (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any Person, or Persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing more than 50% of the total voting power of the then-outstanding shares of capital stock of Parent.

11.3 “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Employer premises) during the Executive’s employment that relate either to the business of the Employer or any Affiliate or to any prospective activity of the Employer or any Affiliate or that result from any work performed by the Executive for the Employer or any Affiliate or that make use of Confidential Information or any of the equipment or facilities of the Employer or any Affiliate.

11.4 “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company, Parent or any Affiliate.

12. Miscellaneous.

12.1 Governing Law. This Agreement is made and shall be construed under the laws of the State of California without regard to its conflicts of law principles.

12.2 Prior Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understanding with respect to such subject matter (including without limitation the Employment Agreement between the Company and the Executive dated as of June 2, 2008, as amended from time to time (the “Prior Employment Agreement”)), and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. Notwithstanding the foregoing, this Agreement shall not supersede any effective assignment of intellectual property to the Company or any of its affiliates pursuant to the Prior Employment Agreement or constitute a waiver by the Company, Parent or any Affiliate of any rights they have or may have under the Prior Employment Agreement with respect to confidentiality, intellectual property and similar obligations imposed upon Employee.

12.3 Non-Disclosure. The Executive will not disclose the terms of this Agreement to any other employee of the Employer without the prior written consent of the Board.

12.4 Tax Treatment. The Employer may withhold from all compensation payable pursuant hereto all sums which in the determination of the Company are required to be withheld under all federal, state and local laws, including governmental regulations or rulings, with respect to payment of compensation, benefits or perquisites. Without limiting the generality of foregoing, in connection with any compensation subject to tax withholding that is attributable to the exercise of a Parent stock option or to the vesting of, or the delivery of Parent stock upon the vesting of, other Parent equity, in each case upon or following termination of the Executive’s employment under Section 8.1, Section 8.4 or Section 8.5, where in Parent’s determination the Executive would be precluded by law or the Employer’s trading policies from selling Parent stock in an amount sufficient to pay the minimum required withholding associated with such exercise, vesting or delivery, Parent may either (i) provide for share withholding to enable the Executive to pay up to the full amount of such minimum required withholding, or (ii) extend, to the extent permitted under Section 409A (as determined by Parent), the final exercise date of such option or the vesting date of such other Parent equity to a date when in Parent’s reasonable expectation the Executive will no longer be subject to such trading limitations. The Employer’s treatment under this Section 12.4 of remuneration for any period shall be without prejudice to the Employer’s right, exercisable in its discretion, to report such remuneration as it determines to be appropriate or to treat differently remuneration payable for any other period.

12.5 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

12.6 No Waiver. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

12.7 Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. The Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

12.8 Attorneys’ Fees. In the event either party brings a claim relating to or arising out of the breach, interpretation, or enforcement of this Agreement, the prevailing party shall be entitled to recover such party’s reasonable attorneys’ fees and costs with regard to such claim.

12.9 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or four days after being mailed by registered or certified mail, return receipt requested, or one day after being sent by private overnight courier addressed as set forth below, or if sent by facsimile transmission, on the first business day after transmission provided that an original copy has been deposited in the U.S. mail:

If to Executive, to:

Russell Bendel

[Address on file with the Employer]

If by fax, to: (949) 852-4650

If to the Employer, the Company, Parent, or the Board, to:

Christopher Reilly

KarpReilly LLC

104 Field Point Road

Greenwich, CT 06830

If by fax, to: (203) 504-9912

With a copy that does not constitute notice to:

Carl Marcellino

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

or to such other address as such party may indicate by a notice delivered to the other party hereto.

*        *        *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

THE COMPANY:

By:	/s/ Ira Fils
	Name:	Ira Fils
	Title:	Chief Financial Officer

PARENT:

By:	/s/ Ira Fils
	Name:	Ira Fils
	Title:	Chief Financial Officer

THE EXECUTIVE:

/s/ Russell W. Bendel
Russell W. Bendel

Exhibit A

Form of

Release of Claims

FOR AND IN CONSIDERATION OF the pay and benefits to be provided to me in connection with the termination of my employment, as set forth in the Amended and Restated Employment Agreement between and among me, The Habit Restaurants, LLC, a Delaware Limited Liability Company (the “Company”) and The Habit Restaurants, Inc. (“Parent”) (the Company and Parent being hereinafter referred to collectively as the “Employer”) dated as of July 1, 2015 (“Agreement”), which are conditioned upon my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, I, on my own behalf and on behalf of my heirs, executors, beneficiaries and personal representatives, and all others connected with me, hereby release and forever discharge Parent and its subsidiaries, including the Company, and other affiliates and all of their respective past, present and future officers, directors, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, employee benefits plans, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights and claims, of any nature or type, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, including, but not limited to, any such causes of action, rights or claims in any way resulting from, arising out of or connected with my employment by, investment in, or other relationship with the Employer or any of Parent’s affiliates or the termination of that employment, investment and/or relationship or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the wage and hour, wage payment and fair employment practices laws of the state or states in which I have provided services to the Employer or any of Parent’s affiliates, each as amended from time to time); provided that nothing herein shall be a release of my rights to enforce: (i) any right or claim for indemnification pursuant to applicable law or the governing documents of Parent or the Company, (ii) any right or claim to vested benefits including but not limited to pension or 401(k) benefits, if any, (iii) my rights in any vested equity interest in Parent or the Company, (iv) any right I may have to continued coverage under the Employer’s group health and dental plans pursuant to the federal law known as “COBRA”, or (v) my rights to enforce any provision of the Agreement or the Limited Liability Company Agreement of the Company, as amended.

In signing this Release of Claims, I acknowledge that I have had a reasonable amount of time to consider the terms of this Release of Claims and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to 21 days (or such longer period as the Employer may specify in order to render this Release of Claims fully effective) from the later of the date my employment with the Employer terminates and the date I receive this Release of Claims. I also acknowledge that I am advised by Parent and its subsidiaries and other affiliates, including the Company, to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within 7 days of the date of my signing by written notice to the Chief Financial Officer of the Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

With respect to the matters herein stated as the subject of release, I do hereby waive and relinquish any and all rights which I may have under the provisions of Section 1542 of the Civil Code of the State of California, which Section reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

I understand that nothing contained in this Release of Claims shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that I hereby agree to waive my right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by me or by anyone else on my behalf.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:

Name (please print):

Date Signed:

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Exhibit B

Invention Assignment Notice

You are hereby notified that the Amended and Restated Employment Agreement between and among you, The Habit Restaurants, LLC and The Habit Restaurants, Inc. dated as of July 1, 2015, does not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code. Following is the text of California Labor Code § 2870:

CALIFORNIA LABOR CODE SECTION 2870

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

THE HABIT RESTAURANTS, LLC

By:

I acknowledge receiving a copy of this Invention Assignment Notice:

Russ Bendel

Date:

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